CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Proxy Statement on Form N-14 of our reports dated November 17, 2006 and December 20, 2006 relating to the financial statements and financial highlights which appear in the September 30, 2006 Annual Report to Shareholders of Phoenix Earning Driven Growth Fund, a series of Phoenix Opportunities Trust and in the October 31, 2006 Annual Report to Shareholders of Phoenix Mid-Cap Growth Fund, a series of Phoenix Series Fund, respectively, which are also incorporated by reference into the Prospectus/Information Statement. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Prospectus/Information Statement.

Boston, Massachusetts

August 13, 2007